Mail Stop 3561

      							February 2, 2006

Mr. Michael W. Palkovic
Executive Vice President and Chief Financial Officer
DIRECTV Group, Inc.
2230 East Imperial Highway
El Segundo, California  90245

	Re:	DIRECTV Group, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 1, 2005

		Forms 10-Q for Fiscal Quarter Ended September 30, 2005
		File No. 1-31945

Dear Mr. Palkovic:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

								Sincerely,



								Larry Spirgel
								Assistant Director

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Mr. Michael W. Palkovic
DIRECTV Group, Inc.
December 12, 2005
Page 5



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE